Exhibit 99.1

DATE: March 5, 2019

Investor Relations and Media Inquiries

Jeff Harkins

940.297.3877

Sally Beauty Announces Early Results of Tender Offers for

Senior Notes and Extension of Total Consideration

Denton, Texas – Sally Beauty Holdings, Inc. (NYSE: SBH) announced today the results to date of its previously-announced cash tender offers (the “Tender Offers”) to purchase up to $100,000,000 in aggregate purchase price (as it may be increased by Sally Beauty, the “Tender Cap”) of 5.625 percent Senior Notes due 2025 (the “2025 Notes”) and 5.500 percent Senior Notes due 2023 (the “2023 Notes” and, together with the 2025 Notes, the “Notes”), in each case issued by its indirect wholly-owned subsidiaries Sally Holdings, LLC and Sally Capital Inc. (collectively, “Sally Beauty”).

In addition, Sally Beauty also announced that it is extending the date by which Holders must tender to receive the Total Consideration (as defined below) to midnight, New York City time, at the end of March 18, 2019, unless extended or earlier terminated by Sally Beauty (the “Expiration Date”).

According to information received from Global Bondholder Services Corporation, the Information and Tender Agent for the Tender Offer, as of 5:00 p.m., New York City time, on March 4, 2019, (the “Early Tender Date”), approximately $57.3 million aggregate principal amount of 2025 Notes, and approximately $2.2 million aggregate principal amount of 2023 Notes, has been validly tendered and not withdrawn in the Tender Offers.

The terms and conditions of the Tender Offers are described in an Offer to Purchase, dated February 19, 2019 (the “Offer to Purchase”). The withdrawal deadline of 5:00 p.m., New York City time, on March 4, 2019 has passed and, accordingly, Notes validly tendered in the Tender Offers may no longer be withdrawn except where additional withdrawal rights are required by law.

Holders whose Notes were validly tendered and not withdrawn at or before the Expiration Date will be eligible to receive the applicable total consideration, which includes an early tender payment of $30.00 per $1,000 principal amount of the Notes accepted for purchase (such consideration, along with such early tender payment, the “Total Consideration”). The settlement for Notes tendered prior to the Early Tender Date is expected to take place on March 6, 2019, (the “Early Settlement Date”) subject to the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Offers – Conditions of the Offers.” The settlement for Notes tendered after the Early Tender Date and at or prior to the Expiration Date is expected to take place on March 20, 2019, (the “Final Settlement Date”) subject to the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Offers – Conditions of the Offers.”

The principal amount of each series of Notes that is purchased on the Early Settlement Date and Final Settlement Date will be determined in accordance with the acceptance priority levels and the proration procedures described in the Offer to Purchase; provided that, for the avoidance of doubt, Notes tendered and not validly withdrawn prior to the Early Tender Date will be accepted for purchase in priority to Notes tendered after the Early Tender Date, even if such Notes tendered after the Early Tender Date have a higher acceptance priority level than Notes tendered prior to the Early Tender Date.

The Tender Offers will expire on the Expiration Date. No tenders submitted after the Expiration Date will be valid.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

The dealer manager for the Tender Offers is BofA Merrill Lynch (the “Dealer Manager”). Any questions regarding the terms of the Tender Offers should be directed to the Dealer Manager, BofA Merrill Lynch at (toll-free) 888-292-0070 or (collect) 980-388-3646. Any questions regarding procedures for tendering Notes should be directed to the Information Agent for the Tender Offers, Global Bondholder Services Corporation, toll-free at 866-924-2200 (banks and brokers call (212) 430-3774) or 65 Broadway, Suite 404, New York, NY 10006.

Copies of the Offer to Purchase are available from the Information Agent and Depositary and at the following web address: http://www.gbsc-usa.com/SBH/.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,129 stores, including 180 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. # # #

Statements in this news release which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2018, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.